UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2008 (August 18, 2008)

I2 TELECOM INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Washington	0-27704	91-1426372
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

5070 Old Ellis Pointe, Suite 110

Roswell, Georgia 30076

(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (404) 567-4750

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Departure of Officer

Effective August 18, 2008, Paul Arena resigned as President of i2 Telecom International, Inc. (the “Company”).

(c)	Appointment of Officer

Effective August 18, 2008, the Board of Directors of the Company appointed Christopher R. Miltenberger as President and Chief Operating Officer for a six-month term (“Initial Term”), extendable by the Company and Mr. Miltenberger. As compensation for his services, Mr. Miltenberger will receive a base salary of $120,000 per annum, payable semi-monthly. The Company will also grant Mr. Miltenberger an aggregate 2,000,000 incentive stock options under the Company’s 2004 Stock Incentive Plan, 1,000,000 of which will be exercisable at $0.12 per share for a period of 3 years and vesting upon the Company achieving sales revenues in excess of $5,000,000 during the Initial Term and 1,000,000 of which will be exercisable at $0.12 for per for a period of 3 years and vesting equally in 1/6th installments monthly after the Initial Term.

Mr. Miltenberger, age 52, will serve the Company as its President and Chief Operating Officer concurrent with his position as Managing Director of Virenta LLC, a business growth and marketing group. As described with the employment agreement between Mr. Miltenberger and the Company attached hereto as Exhibit 10.1, Virenta LLC will not account for more than 25% of Employee’s time. From 2005 to 2008, he served as Of Counsel to the Miltenberger Law Firm. From 1998 to 2004, Mr. Miltenberger served as President and General Counsel to Resource Concepts, Inc., which he led through its start-up phase and participated in the sale thereof to a private equity group. Mr. Miltenberger received his Bachelor of Arts degree from Southeast Missouri State University and his Juris Doctorate from the University of Missouri.

There is no family relationship between any director or executive officer of the Company and Mr. Miltenberger.

There are no related party transactions to report involving Mr. Miltenberger since the beginning of the Company’s last fiscal year.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exh. No.	Description

10.1	Employment Agreement, dated August 5, 2008 and effective August 18, 2008, by and between i2 Telecom International, Inc. and Christopher R. Miltenberger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 14, 2008	I2 TELECOM INTERNATIONAL, INC. (Registrant)

	By:	/s/ Paul Arena
Paul Arena Chief Executive Officer